EXHIBIT 16.1


[PricewaterhouseCoopers LLP Letterhead]



September 14, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Financial Industries Corporation (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Financial Industries Corporation dated September 8, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of material weaknesses in internal accounting controls or regarding any remedial efforts related to such material weaknesses.


Very truly yours,


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP